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CEDAR FAIR, L.P.

(Name of Registrant as Specified in Its Charter)

Q FUNDING III, L.P.
Q4 FUNDING, L.P.
PRUFROCK ONSHORE, L.P.
J ALFRED ONSHORE, LLC
STAR SPANGLED SPROCKETS, L.P.
EXCALIBUR DOMESTIC, LLC
GEOFFREY RAYNOR

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Q Funding III, L.P. and Q4 Funding, L.P. issued the following press release on January 5, 2011:

ISS SUPPORTS Q INVESTMENTS PROPOSALS FOR MEANINGFUL
CHANGES AT CEDAR FAIR

Recommends Unitholders Vote to Separate the Chairman and Chief Executive Officer
Positions

Recommends that Cedar Fair Make Dividend Distribution a Higher Priority than Debt
Repayment

Fort Worth, Texas, January 5, 2011 - Q Funding III, L.P. and Q4 Funding, L.P. (together, "Q Investments") announced today that Institutional Shareholder Services ("ISS"), the leading independent proxy voting advisory firm, has recommended that Cedar Fair, L.P. (NYSE: FUN) unitholders support Q Investments' proposals to separate Cedar Fair's chairman and chief executive officer positions and prioritize a higher dividend distribution. ISS also recommended that unitholders VOTE on the GREEN proxy card and not on Cedar Fair's white proxy card.

In announcing its support, ISS "conclude[d] that the board has been out of touch with unitholders," and noted that "the company could benefit from the additional oversight that an independent chairman would provide."

ISS also recommended support of Q Investments' resolution to amend the Company's partnership agreement so as to make dividend distribution a higher priority than debt repayment and to take all actions necessary to implement such distribution, with the goal of returning to close to historical distribution levels based on earnings.

ISS further commented that the distribution proposal is important "for the signal it sends to the board about the significance of the quarterly distribution to unitholders and the relative importance that the owners of the company place on distributions versus other uses of free cash flow."

Scott McCarty, portfolio manager at Q Investments, said, "We are extremely pleased that the leading proxy voting advisory firm has recommended unitholders support both our proposals. We believe that each of these proposals will enhance unitholder value and help the company avoid the many missteps it has recently made. It is extremely important that unitholders vote and give this board direction on each of these proposals."

Q Investments urges all unitholders to vote the GREEN proxy card today by telephone or internet FOR both proposals. Q Investments would also like to remind its fellow unitholders that it is not too late to change previous votes to a vote FOR both of its proposals because only the latest dated vote will count.

Please use the GREEN proxy card to support both proposals. If you have any questions or need assistance in voting, please call D.F. King & Co., Inc. at (800) 488-8075.